EXHIBIT 99.1


HALIFAX ANNOUNCES PLANS TO ACQUIRE ENTERPRISE MAINTENANCE FIRM; COMPANY
              RAISES $1.2 MILLION FROM PRIVATE PLACEMENT

    Acquisition Expected to Strengthen Enterprise Maintenance Base

               and to be Accretive Within the First Year



ALEXANDRIA, VA - July 25, 2003 - Halifax Corporation (AMEX:HX) today announced that it has signed a non-binding letter of intent to acquire all the outstanding common stock of a privately held company that serves the Enterprise Maintenance Solutions marketplace.



Based on yesterday's closing price of Halifax stock, the market value of the proposed transaction is approximately $2.9 million, subject to certain possible adjustments.  Under the letter of intent, Halifax would issue to the selling shareholders approximately 500,000 shares of its outstanding common stock, make a cash payment of $400,000, and issue notes in the principal amount of $550,000, with an 18-month term,

accruing interest at the rate of 5% per annum.  The sellers will have the ability to receive an additional $250,000 subject to certain earn-

out provisions tied to the achievement of revenue growth targets.



The acquisition is expected to be accretive to earnings, and the transaction, which is subject to satisfaction of various conditions and approvals, is anticipated to close on or before August 29, 2003.



According to Charles McNew, president and chief executive officer, "Not only do we expect this acquisition be accretive in the first year, but it should also increase our second-half revenues by 15 to 20 percent.

In concert with our strategy of extending our leadership position in enterprise maintenance solutions, the acquisition will significantly expand our geographic base, strengthen our service delivery

capabilities, and add additional prestigious customers to our roster.

This will also enhance our ability to grow our partnership arrangements with the global service provider community."



The Company also announced today that it has completed a private placement in the amount of $1.2 million.  Halifax issued approximately

292,000 shares of common stock at current market prices to four members of the executive management team, including McNew, as well as certain directors and one existing shareholder of the Company.  The private placement will include warrants to purchase approximately 58,000 shares of common stock, at an exercise price set at 20% above current market prices.



Founded in 1967, Halifax Corporation is an enterprise maintenance solutions company providing a wide range of technology services to commercial and government customers throughout the United States. The Company's principal products are high availability hardware maintenance services, technology deployment and integration services, and secure network program services. More information on Halifax can be found at www.hxcorp.com.



Certain statements made by the Company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to trends, management's beliefs, views, expectations and opinions, which are based upon a number of assumptions concerning future conditions that ultimately may prove to be inaccurate. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements. For further information that could affect the Company's financial statements, please refer to the Company's reports filed with the Securities and Exchange Commission.